Exhibit 99.2

INVESTORS REAL ESTATE TRUST (NYSE-IRET)	NEWS RELEASE

INVESTORS REAL ESTATE TRUST COMPLETES SALE OF COMMERCIAL OFFICE ASSETS FOR $250 MILLION AND ANNOUNCES STOCK REPURCHASE AUTHORIZATION

MINOT, N.D., August 5, 2015 /PRNewswire/ — Investors Real Estate Trust (NYSE:IRET) (NYSE:IRET PR) (NYSE:IRET PRB) (“IRET” or the “Company”) announced today that it successfully closed on the sale of 34 commercial office properties for $250 million, netting the Company approximately $129 million in cash.

This announced closing was the first of several portfolio sales the Company anticipates will occur in its fiscal 2016 second quarter, which began August 1, 2015.  IRET previously announced it is divesting of its Office and Retail portfolios with the objective of focusing its portfolio strategy.  Proceeds from this first sale will be reinvested in several projects including acquiring a $56 million multifamily property, commencing construction on a $31.5 million multifamily development and paying down $66 million on the Company’s line of credit.  IRET’s CEO Tim Mihalick commented, “We are excited to be able to fully deploy our energy and focus on growing our multifamily segment.  We see an excellent opportunity to be a best-in-class owner operator in this property segment.”

ACQUISITIONS/DEVELOPMENTS:  The Company announced the signing of a purchase agreement for a 276-unit multifamily community in Rochester, MN for $56 million.  This Class A townhome-style property will add to the Company’s growing portfolio in this robust market. The Company also announced it will commence construction on a 202-unit Class A apartment community in a suburban market in Minneapolis, MN.

SHARE REPURCHASE AUTHORIZATION:  The Company’s Board of Trustees has authorized a share repurchase program of up to $50 million of its common shares. “Our Board of Trustees and executive management strongly believe that the value of our strategy  to focus the portfolio, deliver on our development plan and grow earnings with a stronger balance sheet are not reflected by the Company’s current stock price”, said Mihalick.  “This authorization demonstrates our confidence in the strength of our business and commitment to delivering shareholder value.”

Under a share repurchase program, the Company may repurchase its common shares in open-market purchases including pursuant to Rule 10b5-1 plans, as determined by the Company’s management and in accordance with the requirements of the Securities and Exchange Commission. Due to applicable securities laws, the Company’s repurchase of shares will not begin before the release of the Company’s financial statements for the first quarter ended July 31, 2015, which is expected to be in early September. The extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including market conditions, regulatory requirements and other corporate considerations, as determined by the Company’s executive management team. The repurchase program may be suspended or discontinued at any time.

About Investors Real Estate Trust

Investors Real Estate Trust is a self-advised equity real estate investment trust. Its business consists of owning and operating income-producing multifamily residential, healthcare, and commercial properties located primarily in the upper Midwest states of Minnesota and North Dakota. Investors Real Estate Trust is based in Minot, North Dakota, and has additional offices in Minneapolis and St. Cloud, Minnesota.

Safe Harbor

Statements about IRET’s future expectations and all other statements in this press release other than historical facts, including statements regarding the potential sale of the Company’s commercial office and retail properties and expected benefits from this update of the Company’s strategic plan, are subject to various risks and uncertainties, and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results.

CONTACT:	Cindy Bradehoft
Director of Investor Relations
10050 Crosstown Circle, Suite 105
Eden Prairie, MN 55344
Phone: 952.401.4835
Fax: 952.401.7058
E-Mail: cbradehoft@iret.com